FORM 8-K/A

                        Date of Report: January 19, 2001

                               Trimol Group, Inc.
                              (Name of Registrant)

Delaware                            0-28144                        13-3859706
State of Inc.                       Commission File #               IRS EIN


           1285 Avenue of the Americas, 35th Floor, New York, NY 10019
                                     Address

                                 (212) 554-4394

Item 2. Acquisition or Disposition of Assets.

     On June 18, 2000, Trimol Group, Inc. ("Trimol") entered into a loan arrangement with a controlling stockholder, Magnum Associates Ltd. ("Magnum"), which is owned and controlled by Boris Birshtein, a Director and beneficial owner of 73.1% of Trimol.

     Magnum loaned Trimol US$796,000 (the "Loan"), which was needed by Trimol to fulfill increased statutory capital requirements imposed upon Banca Commerciala pe Actiuni "Export-Import" (the "Bank") by the National Bank of Moldova. The capital stock of the Bank is owned equally by Maximilia, Ltd. ("Maximilia") and Sturge, Ltd. ("Sturge"), which are wholly owned subsidiaries of Trimol. The Trimol Board of Directors (the "Board") accepted the Loan by resolution after several failed attempts were made to obtain the money through independent third parties. On June 28, 2000, the Board approved the payment of US$74,000 on the Loan, thereby reducing the principal amount owed to US$722,000.

     On December 16, 2000, Magnum assigned (the "Assignment") all of its rights,
obligations   and  liabilities   created  under  the  Loan  to  Starbeam,   Ltd.
("Starbeam"), a corporation effectively owned and controlled by Mr. Birshtein.

     In response to risk-based capital adequacy regulations, issued by the National Bank of Moldova, reguiring all banks operating with a "B" license to maintain a minimum capital amount, the Bank was forced to again increase its capital, this time, in the amount of US$1,216,000 on or prior to December 31, 2000. The Board was unsuccessful in its attempts to secure financing through independent third parties to meet these capital requirements. Thus in order to raise the US$1,216,000 to meet the increased capital requirements and for the Bank to maintain its "B" license, the Board, through resolution, approved the transfer of 100% of the capital stock of Maximilia and 50% of the capital stock of Sturge to Starbeam in exchange for the US$1,216,000 capital infusion and in further satisfaction of the Loan in the principal amount of US$722,000.

     Prior to the transactions outlined above, the Board, acting by resolution, approved the transfer of all of the capital stock of Exim-Asint S.A. ("Exim-Asint") directly to Paul Garnier, Ltd. ("Paul Garnier"), a corporation organized under the laws of Ireland and wholly owned by Trimol for consolidation purposes. Exim-Asint is a corporation organized under the laws of Moldova and currently operates in the Moldovan insurance industry. Prior to the transfer to Paul Garnier, Exim-Asint's capital stock was owned by Maximilia in the amount of 55%, the Bank in the amount of 30%, and by Paul Garnier in the amount of 15%. Each of the Exim-Asint's previous owners are wholly owned, either directly or indirectly, by Trimol.


SIGNATURES

                                            TRIMOL GROUP, INC.

January 19, 2001

                                            By: /s/ Alex Gordin
                                            ------------------------